EXHIBIT 99.1
                              For more information call:
                              Rick Van Warner
                              407-628-3104

          SHELLS UNVEILS NEW LOOK IN WEST PALM BEACH

      	WEST PALM BEACH, FL May 19, 2004 - Unveiling an exciting new look for the Florida seafood chain, Shells Seafood
Restaurants today celebrates the grand reopening of its restaurant on Okeechobee Blvd. in West Palm Beach.

      The redesigned West Palm restaurant is the first of Shells restaurants to feature festive new colors and decor accents to compliment the menu and service enhancements Shells has made in recent months. Reflecting the lively spirit and fresh seafood found at Shells, the changes include brighter, more contemporary colors, more comfortable seats and bar stools, enhanced lighting and warm, lighter woods.

      Shells is celebrating the changes with a "Grand Reopening" party this evening and a live, on-site radio broadcast tomorrow.
During the months of May and June guests can enter to win a cruise for 2 to the Caribbean on Carnival Cruise lines.

      "We're excited to share the changes we've made with the West Palm community," said Shells CEO Leslie Christon. "We've updated our menu with several exciting new flavors and created a more fun, comfortable atmosphere that celebrates our Florida heritage. We want our West Palm guests to be the first to experience our improved new look and expect to make some of these changes to other Shells restaurants in the future."

      With a distinctive Florida feel, the new decor package includes natural photographs of beaches, the Everglades, fishing boats and wildlife. A saltwater aquarium is featured in the dining room, alongside some nautical accents such as long oars, fishing rods and buoy markers. A focal point is a metal sculpture suspended over the bar that depicts a school of fish being chased by a bull dolphin. Other accents include alabaster stone lighting, deep coral and bright yellow interior and exterior colors, and a special captain's table inset with sea shells and gold coins.

      In addition to the atmosphere changes, guests visiting Shells will notice several new flavors alongside their old favorites on the new Shells menu, including a grilled combination platter, flavorful new salads, seafood Po'Boys, new desserts and a full line of signature drinks. Shells' 26 restaurants in Florida also feature signature seafood pastas, shrimp, oysters, clams, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried.


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